As filed with the Securities and Exchange Commission on October 3, 2007

Registration No. 333 – 132305

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

ON

FORM S-3

to Form S-1 Registration Statement

under

the Securities Act of 1933

AMERITYRE CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	87-0535207
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1501 Industrial Road

Boulder City, Nevada 89005

(702) 294-2689

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Gary N. Benninger

President and Chief Executive Officer

AMERITYRE CORPORATION

1501 Industrial Road

Boulder City, Nevada 89005

(702) 294-2689

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Elliott N. Taylor, Esq. Taylor and Associates, Inc. 1351 East 2100 South, Suite 201 Salt Lake City, UT 84108 (801) 463-1102	Reed W. Topham, Esq. Stoel Rives LLP 201 S. Main Street, Suite 1100 Salt Lake City, Utah 84111 (801) 328-3131

Approximate date of commencement of proposed sale to the public:    From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell any of the securities being registered until the post-effective amendment to the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated October 3, 2007

PROSPECTUS

747,434 SHARES OF COMMON STOCK OFFERED BY SELLING STOCKHOLDERS

THIS PROSPECTUS COVERS AN AGGREGATE OF 747,434 SHARES OF OUR COMMON STOCK THAT THE SELLING STOCKHOLDERS MAY SELL.

OUR COMMON STOCK IS QUOTED ON THE NASDAQ CAPITAL MARKET UNDER THE SYMBOL “AMTY.” ON OCTOBER 2, 2007 THE CLOSING PRICE FOR AMERITYRE COMMON STOCK WAS $3.40 PER SHARE.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE THE CAPTION “ RISK FACTORS,” BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED ANY OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS             , 2007.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities are sold on a later date.

ABOUT THIS PROSPECTUS

This prospectus provides you with a general description of the securities a selling stockholder may offer. If necessary, we may provide a prospectus supplement at the time a selling stockholder sells securities under this prospectus in order to provide specific information about the terms of that offering, including a description of any risks relating to the offering, if those terms and risks are not described in this prospectus. A prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. The registration statement we filed with the Securities and Exchange Commission, which we refer to as the SEC, includes exhibits that provide more details of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and any applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before investing in any of the securities offered.

Any selling stockholder may sell securities to or through underwriters or dealers, and also may sell securities directly to other purchasers or through agents. To the extent not described in this prospectus, the names of any underwriters, dealers or agents employed by any selling stockholder in the sale of the securities covered by this prospectus, the principal amounts or number of shares or other securities, if any, to be purchased by such underwriters or dealers and the compensation, if any, of such underwriters, dealers or agents will be set forth in an accompanying prospectus supplement.

The information in this prospectus is accurate as of the date on the front cover. Information incorporated by reference into this prospectus is accurate as of the date of the document from which the information is incorporated. You should not assume that the information contained in this prospectus is accurate as of any other date.

Unless the context otherwise requires, all references in this prospectus to “Amerityre,” “us,” “our,” “we,” the “Company” or other similar terms are to Amerityre Corporation.

THE COMPANY

We were incorporated as a Nevada corporation on January 30, 1995 under the name American Tire Corporation and changed our name to Amerityre Corporation in December 1999. We have been engaged in the research and development of technologies related to manufacturing tire products. We have invented polyurethane materials and manufacturing processes for producing tires, and we have recently begun the process of commercializing our technologies.

Our polyurethane material technology is based on two key proprietary formulations: (1) “closed-cell” polyurethane foam—a lightweight material with high load-bearing capabilities for low-duty cycle applications and (2) polyurethane elastomer—a high performing material with high load-bearing capabilities for high-duty cycle applications. The polyurethane elastomer material is identified by us as Elastothane®.

We currently manufacture several lines of “closed-cell” polyurethane foam tires for bicycles, wheelchairs, lawn and garden products, and outdoor power equipment products. We sell these products to original equipment manufacturers, distributors, and retail stores. We recently introduced a high-quality polyurethane foam for use in the commercial tire fill market. The new material will be marketed under the name Amerifill™. Amerifill™ is based on our “closed-cell” polyurethane foam technology. Currently, tire fill materials are used in many tire applications, including construction, industrial and mining applications, to “flat-proof” and extend the life of rubber tires. We are engaged in the development of other applications for our technology, including polyurethane elastomer tires for highway use and a compound and manufacturing process for retreading commercial truck and off-the-road tires.

Our operating plan provides for us to:

•	license many of our patented manufacturing methods, processes and product design technologies;

•	sell the equipment packages and systems necessary to produce tires and other products with our technologies;

•	sell our proprietary Elastothane® and Amerifill™ materials and systems to technology licensees;

•	provide research and development services for specialized polyurethane chemicals systems or product development; and

•	manufacture a limited number of targeted products and perform certain services, such as retreading services, related to those products.

Our corporate offices are located at 1501 Industrial Road, Boulder City, Nevada 89005, and our telephone number is (702) 294-2689. General information, financial news releases and filings with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to these reports are available free of charge on our website at www.amerityre.com. We are not including the information contained on our web site as part of, or incorporating it by reference into, this prospectus.

For additional information concerning our business and affairs, please refer to the documents incorporated by reference that are listed under the caption “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

Statements included or incorporated by reference in this prospectus include both historical and “forward-looking” statements under federal securities laws. These statements are based on current expectations and projections about future results and include the discussion of our business strategies and expectations concerning future operations, margins, profitability, liquidity and capital resources. In addition, in certain portions of this prospectus, the documents incorporated by reference and in any prospectus supplement, the words “anticipate,” “believe,” “estimate,” “may,” “will,” “expect,” “plan” and “intend” and similar expressions, as they relate to us or our management, are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These statements are based upon the beliefs and assumptions of, and on information available to our management. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to those set forth below under “Risk Factors.” Unless required by law, we do not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations. However, you should carefully review the reports and documents we file from time to time with the SEC, particularly our annual reports on Form 10-K, quarterly reports on Form 10-Q and any current reports on Form 8-K.

THE OFFERING

Securities offered by us	None.

Securities that may be sold by our stockholders	540,784 shares of common stock, up to 102,825 shares of common stock issuable upon exercise of outstanding Class A warrants, and 103,825 shares of common stock issuable upon exercise of Class B warrants.

Use of proceeds	We will not receive any money from the selling stockholders when they sell shares of our common stock; however, we may receive up to $514,125 upon the exercise of Class A warrants and up to $571,037.50 upon the exercise of Class B warrants, if such warrants are exercised to acquire the shares underlying those warrants, and the exercise price is paid in cash. As of the date of this prospectus, 4,675 Class A warrants and 3,675 Class B warrants have been exercised.

Offering Price	Market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices, all of which may change.

Transfer Agent	Interwest Transfer Company, 1981 East Murray-Holladay Road, Salt Lake City, Utah 84117, Telephone No. (801) 272-9294, serves as the transfer agent and registrar for our outstanding securities.

We have agreed to pay all costs and expenses relating to the registration of our common stock. The selling stockholders will only be responsible for any commissions, taxes, attorney’s fees and other charges relating to the offer or sale of these securities. The selling stockholders may sell their common stock through one or more broker-dealers, and these broker-dealers may receive customary compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders as they shall agree.

RISK FACTORS

An investment in shares of our common stock involves certain risks. You should carefully consider all of the information set forth in this prospectus. In particular, you should evaluate the following risk factors before making an investment in the shares of our common stock. If any of the following circumstances actually occur, our business, financial condition and results of operations could be materially and adversely affected. If that occurs, the trading price of our common stock could decline, and you could lose all or part of your investment.

Historically, we have lost money from operations and we have made no provision for any contingency, unexpected expenses or increases in costs that may arise.

We are an early-stage company and our products have not obtained broad market acceptance. Since inception, we have been able to cover our operating losses from the sale of our securities. We cannot assure you, however, that these sources of funds will be available to cover future operating losses. If we are not able to obtain adequate sources of funds to operate our business we may not be able to continue as a going concern.

Our business operations and plans could be adversely affected in the event we need additional financing and are unable to obtain such funding when needed. To the extent that our business strategy requires expanding our operations, such expansion could be costly to implement and may cause us to experience significant continuing losses. It is possible that our available short-term assets and anticipated revenues may not be sufficient to meet our operating expenses, business expansion plans, and capital expenditures for the next twelve months. Insufficient funds may prevent us from implementing our business strategy or may require us to delay, scale back or eliminate certain opportunities for the commercialization of our technology and products. If we cannot generate adequate sales of our products, or increase our revenues through licensing of our technology or other means, then we may be forced to cease operations.

In order to succeed as a company, we must continue to develop commercially viable products and sell adequate quantities of products at prices sufficient to generate profits. We may not accomplish these objectives. Even if we are successful in increasing our revenue base, a number of factors may affect future sales of our products. These factors include whether competitors produce alternative or superior products and whether the cost of implementing our products is competitive in the marketplace.

In addition, we are attempting to increase revenues through licensing our technology and manufacturing rights, selling polyurethane chemical systems to customers that produce their own products, and offering contract design and engineering services. If these proposals are not viable in the marketplace, we may not generate significant revenues from these efforts.

Because we have limited experience, we may be unable to successfully manage planned growth as we complete the transition from a technology development company to a licensing, manufacturing and marketing company.

We have limited experience in the commercial manufacturing and marketing arena, limited product sales and marketing experience, and limited staff and support systems, especially compared to competitors in the tire industry. In order to become profitable through the commercialization of our technology and products, they must be cost-effective and economical to implement on a commercial scale. Furthermore, if our technologies and products do not achieve, or if they are unable to maintain, market acceptance or regulatory approval, we may not be profitable.

Our success depends, in part, on our ability to license, market and distribute our technologies and products effectively. We have limited manufacturing, marketing and distribution capabilities. Although we have hired consultants to assist us in this transition period, we cannot assure you that we will properly ascertain or assess any and all risks inherent in the industry. We may not be successful in entering into new licensing or marketing arrangements, engaging independent distributors, or recruiting, training and retaining a larger internal marketing staff and sales force. If we are unable to meet the challenges posed by our planned licensing, manufacturing, distribution and sales growth, our business may fail.

We are subject to governmental regulations, including environmental and health and safety regulations.

Our business operations are subject to a variety of national, state and local laws and regulations, many of which deal with the environment and health and safety issues. We believe we are in material compliance with applicable environmental and worker health and safety requirements. However, material future expenditures may be necessary if compliance standards change or material unknown conditions that require remediation are discovered. If we fail to comply with present and future environmental and worker health and safety laws and regulations, we could be subject to future liabilities or interruptions in our operations, which could have a material adverse affect on our business.

The markets in which we sell our products are highly competitive.

The markets for our products are highly competitive on a global basis, with a number of companies having significantly greater resources and market share than us. Many of our competitors also maintain a significantly higher level of brand recognition than we do. Because of greater resources and more widely accepted brand names, many of our competitors may be able to adapt more quickly to changes in the markets we have targeted or devote greater resources to the development and sale of new products. Most of the products we have developed have not obtained broad market acceptance and rely on our emerging technology. To improve our competitive position, we will need to make significant ongoing investments in manufacturing, customer service and support, marketing, sales, research and development and intellectual property protection. We cannot assure you that we will have sufficient resources to continue to make such investments or that we will maintain or improve our competitive position within the markets we serve.

We attempt to protect the critical elements of our proprietary technology as trade secrets. Because of our reliance on trade secrets, we are unable to prevent third parties from independently developing technologies that are similar or superior to our technology or from successfully reverse engineering or otherwise replicating our technology.

In certain cases, where the disclosure of information required to obtain a patent would divulge critical proprietary data, we may choose not to patent elements of our proprietary technology and processes which we have developed or may develop in the future and instead rely on trade secret laws to protect certain elements of our proprietary technology and processes. For example, we rely on trade secrets to protect our key polyurethane formulations. These formulations are critical elements of and central to our proprietary technology. Our trade secrets could be compromised by third parties, or intentionally or accidentally by our employees. There also can be no assurance that others will not independently develop technologies that are similar or superior to our technology. Third parties may also legally reverse engineer our products. Independent development, reverse engineering, or other legal copying of those elements of our proprietary technology that we attempt to protect as trade secrets could enable third parties to benefit from our technologies without compensating us. The protection of proprietary technology through claims of trade secret status has been the subject of increasing claims and litigation by various companies both in order to protect proprietary rights as well as for competitive reasons, even when proprietary claims are unsubstantiated. The prosecution of litigation to protect our trade secrets or the defense of such claims is costly and unpredictable given the uncertainty and rapid development of the principles of law pertaining to this area. We may also be subject to claims by other parties with regard to the use of technology information and data that may be deemed proprietary to others. The independent development of technologies that are similar or superior to our technology or the reverse engineering of our products by third parties would have a material adverse effect on our business and results of operations. In addition, the loss of our ability to use any of our trade secrets or other proprietary technology would have a material adverse effect on our business and results of operations. Because trade secrets do not ensure exclusivity and pose such issues with respect to enforcement, third parties may decline to partner with us or may pay lesser compensation for use of our technology which is protected only by trade secrets.

Our business depends on the protection of our patents and other intellectual property and may suffer if we are unable to adequately protect such intellectual property.

Our success and ability to compete are substantially dependent upon our intellectual property. We rely on patent, trademark and copyright laws, trade secret protection and confidentiality or license agreements with our employees, customers, strategic partners and others to protect our intellectual property rights. However, the steps we take to protect our intellectual property rights may be inadequate. There are events that are outside of our control that pose a threat to our intellectual property rights as well as to our products and services. For example, effective intellectual property protection may not be available in every country in which we license our technology or our products are distributed. Also, the efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any impairment of our intellectual property rights could harm our business and our ability to compete. Also, protecting our intellectual property rights is costly and time consuming. Any increase in the unauthorized use of our intellectual property could make it more expensive to do business and harm our operating results. In addition, other parties may independently develop similar or competing technologies designed around any patents that may be issued to us.

We have been granted several U.S. patents and have several U.S. patent applications pending relating to certain aspects of our manufacturing technology and use of polyurethane to make tires and we may seek further patents on future innovations. Our ability to either manufacture products or license our technology is substantially dependent on the validity and enforcement of these patents and patents pending. We cannot assure you that our patents will not be invalidated, circumvented or challenged, that patents will be issued for our patents pending, that the rights granted under the patents will provide us competitive advantages or that our current and future patent applications will be granted.

Third parties may invalidate our patents

Third parties may seek to challenge, invalidate, circumvent or render unenforceable any patents or proprietary rights owned by or licensed to us based on, among other things:

•	subsequently discovered prior art;

•	lack of entitlement to the priority of an earlier, related application; or

•	failure to comply with the written description, best mode, enablement or other applicable requirements.

United States patent law requires that a patent must disclose the “best mode” of creating and using the invention covered by a patent. If the inventor of a patent knows of a better way, or “best mode,” to create the invention and fails to disclose it, that failure could result in the loss of patent rights. Our decision to protect certain elements of our proprietary technologies as trade secrets and to not disclose such technologies in patent applications, may serve as a basis for third parties to challenge and ultimately invalidate certain of our related patents based on a failure to disclose the best mode of creating and using the invention claimed in the applicable patent. If a third party is successful in challenging the validity of our patents, our inability to enforce our intellectual property rights could seriously harm our business.

We may be liable for infringing the intellectual property rights of others.

Our products and technologies may be the subject of claims of intellectual property infringement in the future. Our technologies may not be able to withstand any third-party claims or rights against their use. Any intellectual property claims, with or without merit, could be time-consuming, expensive to litigate or settle, could divert resources and attention and could require us to obtain a license to use the intellectual property of third parties. We may be unable to obtain licenses from these third parties on favorable terms, if at all. Even if a license is available, we may have to pay substantial royalties to obtain it. If we cannot defend such claims or obtain necessary licenses on reasonable terms, we may be precluded from offering most or all of our products or services and our business and results of operations will be adversely affected.

Tires for highway use must meet applicable safety standards prior to marketing which could delay anticipated revenues and increase expenses, while off-the-road tires, although not subject to specific safety standards, are subject to discretionary industry performance evaluations based on product application.

Tires intended for highway use must meet applicable federal safety standards through various testing processes. Our prototype polyurethane car tires, temporary spare tire, and medium commercial truck retread material are all subject to such standards. The testing procedures involve submission of sample products to approved independent testing facilities, a process that may entail both significant time and expense. Off-the road tires, including tire retread material, must meet the performance standards established by the manufacturers and end-users based on the criteria established by them after taking into account their specific needs, such as load capacity, terrain and proposed uses. The applicable standards may be changed at any time and meeting current or future performance standards may require reevaluation and additional research and testing.

We have received approval for only a limited number of our highway-use products. In the future, we may be unable to obtain the requisite approval for the sale of some of our products. Therefore, the timing of product placement in the market may be difficult to determine, may require additional research, development and testing expenses, and we may not receive revenues from such products as planned. Such delays, our inability to obtain the requisite approval and potential additional expenses could have a negative impact on cash flows, results of operations and business planning.

Because our proposed tire products are derived from new technology, our product liability insurance costs will likely increase and we may be exposed to product liability risks that could adversely affect profitability.

Even if tests indicate that our tires meet performance standards and our new highway-use tire products are approved for use, these products may subject us to significant product liability claims because the technology is new and there is little history of on-road use. Moreover, because our products are and will be used in applications where their failure could result in substantial injury or death, we could also be subject to product liability claims. Introduction of such new products and increased use of our existing products will most likely increase our product liability premiums and defense of potential claims could increase insurance costs even further, which could substantially increase our expenses. Any insurance we obtain may not be sufficient to cover the losses incurred through such lawsuits.

Significant increases in the price of chemical raw materials, steel and other raw materials used in our products could increase our production costs and decrease our profit margins or make our products less competitive in the marketplace due to price increases.

The materials used to produce our products are susceptible to price fluctuations due to supply and demand trends, the economic climate and other unforeseen trends. We have recently experienced increases in the cost of wheel components for our tire/wheel assemblies due to the increased cost of steel and have also seen increases in our chemical raw materials pricing. Our raw materials pricing could increase further in the future. Because we are introducing products that will compete, in part, on the basis of price, we may be unable to pass cost increases on to our customers. If we are unable to pass on raw material cost increases to our customers, our future results of operations and cash flow will be materially adversely affected.

Our ability to execute our business plan would be harmed if we are unable to retain or attract key personnel.

Our polyurethane technology has been developed by a small number of the members of our management team and only a limited number of the members of our management team maintain the technical knowledge to produce our products. Our future success depends, to a significant extent, upon our ability to retain and attract the services of these and other key personnel. The loss of the services of one or more members of our management team could hinder our ability to effectively manage our business and implement our growth strategies. Finding suitable replacements could be difficult, and competition for such personnel of similar experience is intense. We do not carry key person insurance on any of our officers.

USE OF PROCEEDS

We will not receive any part of the proceeds from the sale of our common stock. However, with respect to shares of common stock issuable upon exercise of outstanding Class A and Class B warrants, we will receive $1,085,162.50 if all of the outstanding warrants are exercised and the exercise price is paid in cash. Any proceeds we receive from the exercise of outstanding warrants will be used for general corporate purposes.

DETERMINATION OF OFFERING PRICE

We will not receive any money from the selling stockholders when they sell their shares of common stock, although we will receive funds from any exercise of the Class A or Class B warrants. The selling stockholders may sell all or any part of their shares in private transactions or in the over-the-counter market at prices related to the prevailing prices of our common stock at the time of negotiation.

We cannot guarantee that any public market for our common stock will equal or exceed the sales prices of the shares of common stock that our stockholders sell. Purchasers of our shares face the risk that their shares will not be worth what they paid for them.

DESCRIPTION OF CAPITAL STOCK

The following description of our common stock and our preferred stock is a summary. You should refer to our articles of incorporation and our bylaws for the actual terms of our capital stock. These documents are filed as exhibits to the registration statement of which this prospectus is a part.

Authorized Capital Stock

We are authorized to issue up to 40,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of October 2, 2007, 23,447,551 shares of our common stock and no shares of preferred stock were issued and outstanding. Our common stock is held of record by approximately 535 registered stockholders. Our common stock is quoted on the NASDAQ Capital Market under the symbol “AMTY.”

Common Stock

The holders of our common stock are entitled to one vote per share on all matters to be voted on by the stockholders. All shares of common stock are entitled to participate in any distributions or dividends that may be declared by the board of directors, subject to any preferential dividend rights of outstanding shares of preferred stock. Subject to prior rights of creditors, all shares of common stock are entitled, in the event of our liquidation, dissolution or winding up, to participate ratably in the distribution of all our remaining assets, after distribution in full of preferential amounts, if any, to be distributed to holders of preferred stock. There are no sinking fund provisions applicable to our common stock. Our common stock has no preemptive or conversion rights or other subscription rights. All of the shares of common stock offered under this prospectus will, when issued, be fully paid and non-assessable.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to designate and issue up to 5,000,000 shares of preferred stock in one or more series and to fix the designation, powers, preferences and rights of each series and the qualifications, limitations or restrictions thereof. In addition, our board of directors may fix the rights, preferences and privileges of any series of preferred stock it may determine to issue. These rights may include a preferential return in the event of our liquidation, the right to receive dividends if declared by the board of directors, special dividend rates, conversion rights, redemption rights, superior voting rights to the common stock, the right to protection from dilutive issuances of securities, or the right to approve corporate actions. Any or all of these rights may be superior to the rights of the common stock. As a result, preferred stock could be issued with terms that could delay or prevent a change in control or make removal of our management more difficult.

Transfer Agent and Registrar

The transfer agent and registrar for our stock is Interwest Transfer Company, Inc., 1981 East Murray-Holladay Road, Holladay, Utah 84117 and can be reached at (801) 272-9294.

SELLING STOCKHOLDERS

This prospectus covers the resale of an aggregate of 747,434 shares of our common stock, including up to (i) 540,784 shares of common stock issued pursuant to our February 2006 private placement, (ii) 102,825 shares of common stock issued or issuable upon the exercise of our Class A warrants, and (iii) 103,825 shares of common stock issued or issuable upon the exercise of our Class B warrants.

February 2006 Private Placement

Effective February 1, 2006 (the “Closing Date”), we completed a private placement for $3,870,000 in offering proceeds. We sold 107,500 units of our securities at a purchase price of $36.00 per unit. Each unit consisted of 8 shares of our common stock, $0.001 par value, a Class A warrant for the purchase of one share of common stock at an exercise price of $5.00 exercisable for a 3 year period, and a Class B warrant for the purchase of one share of common stock at an exercise price of $5.50 exercisable for a 5 year period. The Class A warrants and Class B warrants may also be exercised through a cashless exercise based on the difference between the market price on the date of exercise and the exercise price. The exercise prices of the Class A warrants and Class B warrants are subject to adjustment in certain events, including, without limitation, upon our consolidation, merger or sale of all or substantially all of our assets, a reclassification of our common stock, or any stock splits or combinations with respect to the common stock.

Purchasers of the units were granted registration rights in connection with the private placement. We agreed to use our best efforts to file a registration statement with the SEC within 45 days after the Closing Date and cause the registration statement to be declared effective by the SEC within 120 days after the Closing Date (if there were no comments from the SEC) or 180 days (if comments were received from the SEC) in order to register the shares of common stock underlying the units sold in the private placement (the “Registrable Securities”) for resale and distribution by the investors. We filed an initial registration statement on Form S-1 to cover the Registrable Securities on March 9, 2006. Such registration statement was declared effective by the SEC on May 1, 2006. This prospectus was filed as part of a post-effective amendment on Form S-3 to the registration statement on Form S-1 and covers the Registrable Securities that have not previously been resold. The Registrable Securities shall be reserved and set aside exclusively for the benefit of each investor.

The Class A and Class B warrants are subject to redemption by us. We have the right to redeem either the Class A or Class B warrants beginning 90 days from the effective date of the initial registration statement, which was declared effective on May 1, 2006, if at any time following the effective date, the average closing bid price for the common stock in the over-the-counter market is at least $5.50 per share (with respect to the Class A warrants) or $6.05 per share (with respect to the Class B warrants), for the 20 consecutive trading day period ending not more than 15 days prior to notice of redemption of the Class A and Class B warrants. Our right to redeem the Class A and Class B warrants requires us to give the holders written notice of redemption of not less than 30 days, and is subject to the right of the holders of the Class A and Class B warrants to exercise the same in accordance with the terms hereof during the redemption period. The redemption price for each Class A and Class B warrant is $0.10 per share.

We claim an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), for the private placement of these securities pursuant to Section 4(2) of the Act and/or Regulation D promulgated thereunder, since, among other things, the transaction did not involve a public offering, the investors were accredited investors and/or qualified institutional buyers, the investors had access to information about us and their investment, the investors took the securities for investment and not resale, and we took appropriate measures to restrict the transfer of the securities.

Ownership Table

The following table sets forth the common stock ownership of the selling stockholders as of October 2, 2007, including the number of shares of common stock issuable to the selling stockholders upon the exercise of warrants held by the selling stockholders. Other than as set forth in the following table, each selling stockholder has not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders have sole or shared voting power or investment power and also any shares, which the selling stockholders have the right to acquire within 60 days. The information as to the number of shares of our common stock owned by the selling stockholders is based upon our books and records and the information provided by our transfer agent.

We may amend or supplement this prospectus, from time to time, to update the disclosures set forth in the following table. Because the selling stockholders identified in the table may sell some or all of the shares owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares available for resale hereby that will be held by the selling stockholders upon termination of this offering. Therefore, we have assumed for the purposes of the following table that the selling stockholders will sell all of the shares owned beneficially by them, which are covered by this prospectus.

Name of Selling Stockholder	Number of Shares Beneficially Owned Before Offering	Maximum Number of Shares to be Sold Pursuant to this Prospectus (1)		Beneficial Ownership After the Offering (2)	Percentage of Common Stock Owned After Offering (2)
WAJ Enterprises LLC	697,790	138,890	(3)	558,900	2.4%
Norman H. Tregenza IV Trust, dated 9/26/86, Richard R. Keller, Trustee	7,000	5,600	(4)	1,400	*
Richard R. Keller	14,500	1,400	(5)	13,100	*
Howard Kaneff	13,900	13,900	(6)	0	*
George Paidas	10,000	5,000	(7)	5,000	*
Neale F. Hooley	50,000	9,000	(8)	41,000	*
Wesley G. Sprunk	159,380	13,890	(9)	145,490	*
Marsha Crouzet	33,500	21,000	(10)	12,500	*
Giant Trading, Inc.	33,280	27,780	(11)	5,500	*
Denis D. Taggart	59,890	13,890	(12)	46,000	*
The Catalyst Master Fund	62,550	62,550	(13)	0	*
Fleet Maritime, Inc.	129,432	129,432	(14)	0	*
Farvane Limited	5,690	5,690	(15)	0	*
HSBC Guyerzeller Trust Company, as Trustee of The Green Forest Trust c/o HSBC Guyerzeller Bank AG	44,450	44,450	(16)	0	*
Joseph J. Grano, Jr.	1,481,900	26,380	(17)	1,455,520	6.2%
Concetta B. Kristan	7,000	7,000	(18)	0	*
Cumulus Investors, LLC	138,890	138,890	(19)	0	*
John Reinke	18,400	13,900	(20)	4,500	*
David P. and Peggy Martin	71,750	8,000	(21)	63,750	*
Vanguard Fiduciary Trust Company, as Custodian FBO IRA FBO Thomas P. Hollo	50,000	6,000	(22)	44,000	*
Whitney Small Cap Opportunity Fund, L.P.	27,778	27,778	(23)	0	*
Sheryl J. Phillips	10,070	2,014	(24)	8,056	*
The Estate of Gilbert D. Moyle	90,000	12,500	(25)	77,500	*
Gilbert D. Moyle III	58,875	12,500	(26)	46,375	*

*	Less than 1%
(1)	Includes all of the shares issuable upon the exercise of the warrants.
(2)	Assumes all securities registered will be sold.
(3)	Represents (i) 111,112 shares of common stock, (ii) 13,889 shares of common stock issuable upon exercise of a Class A warrant, and (iii) 13,889 shares of common stock issuable upon exercise of a Class B warrant. In accordance with Rule 13d-3 under the Exchange Act, Wesley Johnson, the principal of the selling stockholder, may be deemed a control person, with voting and investment control of the shares owned by such entity. The selling stockholder has notified us that it is not a broker-dealer and/or an affiliate of a broker-dealer.
(4)	Represents 5,600 shares of common stock. Norman H. Tregenza has served as a director of our Company since April 2003. In accordance with Rule 13d-3 under the Exchange Act, Richard R. Keller, the Trustee of the selling stockholder, may be deemed a control person, with voting and investment control of the shares owned by such entity. The selling stockholder has notified us that it is not a broker-dealer and/or an affiliate of a broker-dealer.

(5)	Represents (i) 700 shares of common stock issuable upon exercise of a Class A warrant and (ii) 700 shares of common stock issuable upon exercise of a Class B warrant.
(6)	Represents (i) 11,120 shares of common stock, (ii) 1,390 shares of common stock issuable upon exercise of a Class A warrant, and (iii) 1,390 shares of common stock issuable upon exercise of a Class B warrant.
(7)	Represents (i) 4,000 shares of common stock, (ii) 500 shares of common stock issuable upon exercise of a Class A warrant, and (iii) 500 shares of common stock issuable upon exercise of a Class B warrant.
(8)	Represents (i) 8,000 shares of common stock and (ii) 1,000 shares of common stock issuable upon exercise of a Class B warrant.
(9)	Represents (i) 11,112 shares of common stock, (ii) 1,389 shares of common stock issuable upon exercise of a Class A warrant, and (iii) 1,389 shares of common stock issuable upon exercise of a Class B warrant. Wesley G. Sprunk has served as a director of our Company since January 2003.
(10)	Represents (i) 16,800 shares of common stock, (ii) 2,100 shares of common stock issuable upon exercise of a Class A warrant, and (iii) 2,100 shares of common stock issuable upon exercise of a Class B warrant.
(11)	Represents (i) 22,224 shares of common stock, (ii) 2,778 shares of common stock issuable upon exercise of a Class A warrant, and (iii) 2,778 shares of common stock issuable upon exercise of a Class B warrant. In accordance with Rule 13d-3 under the Exchange Act, Don Friedland, the principal of the selling stockholder, may be deemed a control person, with voting and investment control of the shares owned by such entity. The selling stockholder has notified us that it is not a broker-dealer and/or affiliate of a broker-dealer.
(12)	Represents (i) 11,112 shares of common stock, (ii) 1,389 shares of common stock issuable upon exercise of a Class A warrant, and (iii) 1,389 shares of common stock issuable upon exercise of a Class B warrant.
(13)	Represents (i) 50,040 shares of common stock, (ii) 6,255 shares of common stock issuable upon exercise of a Class A warrant, and (iii) 6,255 shares of common stock issuable upon exercise of a Class B warrant. In accordance with Rule 13d-3 under the Exchange Act, Catalyst Investment Management Company, LLC, is a registered investment advisor and is responsible for making the investment decisions of the selling stockholder, and therefore, may be deemed a control person, with voting and investment control of the shares owned by such entity. The selling stockholder has notified us that it is not a broker-dealer and/or an affiliate of a broker-dealer.
(14)	Represents (i) 93,720 shares of common stock, (ii) 17,856 shares of common stock issuable upon exercise of a Class A warrant, and (iii) 17,856 shares of common stock issuable upon exercise of a Class B warrant. In accordance with Rule 13d-3 under the Exchange Act, Catalyst Investment Management Company, LLC, is a registered investment advisor and is responsible for making the investment decisions of the selling stockholder, and therefore, may be deemed a control person, with voting and investment control of the shares owned by such entity. The selling stockholder has notified us that it is not a broker-dealer and/or an affiliate of a broker-dealer.
(15)	Represents (i) 4,552 shares of common stock, (ii) 569 shares of common stock issuable upon exercise of a Class A warrant, and (iii) 569 shares of common stock issuable upon exercise of a Class B warrant. In accordance with Rule 13d-3 under the Exchange Act, Catalyst Investment Management Company, LLC, is a registered investment advisor and is responsible for making the investment decisions of the selling stockholder, and therefore, may be deemed a control person, with voting and investment control of the shares owned by such entity. The selling stockholder has notified us that it is not a broker-dealer and/or an affiliate of a broker-dealer.
(16)	Represents (i) 35,560 shares of common stock, (ii) 4,445 shares of common stock issuable upon exercise of a Class A warrant, and (iii) 4,445 shares of common stock issuable upon exercise of a Class B warrant. In accordance with Rule 13d-3 under the Exchange Act, Catalyst Investment Management Company, LLC, is a registered investment advisor and is responsible for making the investment decisions of the selling stockholder, and therefore, may be deemed a control person, with voting and investment control of the shares owned by such entity. The selling stockholder has notified us that it is not a broker-dealer and/or an affiliate of a broker-dealer.
(17)	Represents (i) 13,190 shares of common stock issuable upon exercise of a Class A warrant, and (ii) 13,190 shares of common stock issuable upon exercise of a Class B warrant. From September 2004 to March 2007, Joseph J. Grano, Jr. served as a member of the Company’s Advisory Group.

(18)	Represents (i) 5,600 shares of common stock, (ii) 700 shares of common stock issuable upon exercise of a Class A warrant, and (iii) 700 shares of common stock issuable upon exercise of a Class B warrant.
(19)	Represents (i) 111,112 shares of common stock, (ii) 13,889 shares of common stock issuable upon exercise of a Class A warrant, and (iii) 13,889 shares of common stock issuable upon exercise of a Class B warrant. In accordance with Rule 13d-3 under the Exchange Act, Nader C. Kazeminy, the controlling principal of the selling stockholder, may be deemed a control person, with voting and investment control of the shares owned by such entity. The selling stockholder has notified us that it is not a broker-dealer and/or an affiliate of a broker-dealer.
(20)	Represents (i) 11,120 shares of common stock, (ii) 1,390 shares of common stock issuable upon exercise of a Class A warrant, and (iii) 1,390 shares of common stock issuable upon exercise of a Class B warrant.
(21)	Represents 8,000 shares of common stock.
(22)	Represents (i) 3,000 shares of common stock issuable upon exercise of a Class A warrant, and (ii) 3,000 shares of common stock issuable upon exercise of a Class B warrant. In accordance with Rule 13d-3 under the Exchange Act, Thomas P. Hollo, the beneficiary of the selling stockholder, may be deemed a control person, with voting and investment control of the shares owned by such entity.
(23)	Represents (i) 13,889 shares of common stock issuable upon exercise of a Class A warrant, and (ii) 13,889 shares of common stock issuable upon exercise of a Class B warrant. In accordance with Rule 13d-3 under the Exchange Act, Whitney Small Cap GP, LLC, the general partner of the selling stockholder, may be deemed a control person, with voting and investment control of the shares owned by such entity. The selling stockholder has notified us that it is not a broker-dealer and/or an affiliate of a broker-dealer.
(24)	Represents (i) 1,007 shares of common stock issuable upon exercise of a Class A warrant, and (ii) 1,007 shares of common stock issuable upon exercise of a Class B warrant.
(25)	Represents (i) 10,000 shares of common stock, (ii) 1,250 shares of common stock issuable upon exercise of a Class A warrant, and (iii) 1,250 shares of common stock issuable upon exercise of a Class B warrant.
(26)	Represents (i) 10,000 shares of common stock, (ii) 1,250 shares of common stock issuable upon exercise of a Class A warrant, and (iii) 1,250 shares of common stock issuable upon exercise of a Class B warrant.

PLAN OF DISTRIBUTION

This prospectus covers the resale of shares of common stock previously issued and the shares of common stock issuable upon exercise of warrants by the holders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders and any of their pledgees, assignees and successors-in-interest may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We have paid or will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “Blue Sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

We agreed to keep the registration statement, of which this prospectus forms a part, effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York, has issued an opinion with respect to the validity of the shares of common stock being offered hereby.

EXPERTS

We have included our financial statements as of June 30, 2006 and 2007, and for the years ended June 30, 2005, 2006 and 2007, in reliance on the reports of HJ & Associates, LLC of Salt Lake City, Utah, independent certified public accountants.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC under the Securities Act with respect to the securities offered by this prospectus. This prospectus is part of the registration statement, but the registration statement also contains or incorporates by reference additional information and exhibits. We are subject to the informational requirements of the Exchange Act and, therefore, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any document that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can call the SEC’s toll-free telephone number at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies, such as us, that file documents with the SEC electronically. The documents can be found by searching the EDGAR Archives of the SEC electronically.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have filed the following documents with the SEC and hereby incorporate such documents by reference in this prospectus:

•	Our annual report on Form 10-K for the year ended June 30, 2007; and

•	Our current report on Form 8-K filed on September 5, 2007.

Each document or report subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the securities shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of filing of such document, unless otherwise provided in the relevant document. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the registration statement and this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement or this prospectus.

We will provide without charge to any person to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference, excluding exhibits, unless we have specifically incorporated an exhibit in an incorporated document. Written requests should be directed to: Amerityre Corporation, 1501 Industrial Road, Boulder City, Nevada 89005, Attention: Investor Relations—Anders A. Suarez, Chief Financial Officer (telephone: (702) 294-2689).

The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800 SEC-0330. The Company files electronically with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

The information relating to Amerityre contained in this prospectus is not comprehensive, and you should read it together with the information contained in the incorporated documents.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT

Our Articles of Incorporation provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our stockholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our right and our stockholders (through stockholders’ derivative suits on behalf of our Company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, if any, all of which are payable by Amerityre Corporation (the “Registrant”), in connection with the sale of the common stock being offered by the selling stockholders.

Securities and Exchange Commission registration fee	$—
Legal fees and expenses	$10,000	*
Accounting fees and expenses	$5,000	*
Printing Expenses	$5,000	*
Miscellaneous	$5,000	*
Total	$25,000	*

*	Estimated expenses.

Item 15. Indemnification of Directors and Officers.

See Disclosure of Commission Position of Indemnification for Securities Act included in the prospectus.

Item 16. Exhibits and Financial Statement Schedule.

A list of exhibits included as part of this registration statement is set forth in the Exhibit Index.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed by the registrant pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for purposes of determining any liability of the registrant under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder City, State of Nevada, on October 3, 2007.

AMERITYRE CORPORATION

By:	/S/ GARY N. BENNINGER
Gary N. Benninger President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on October 3, 2007:

Signature		Title
By:	/S/ GARY N. BENNINGER	President and Chief Executive Officer
	Gary N. Benninger	(Principal Executive Officer)

By:	/S/ ANDERS A. SUAREZ	Chief Financial Officer
	Anders A. Suarez	(Principal Financial Officer) (Principal Accounting Officer)

By:	*	Chairman of the Board of Directors
Louis M. Haynie

By:	*	Director
Henry D. Moyle

By:	*	Director
Wesley G. Sprunk

By:	*	Director
Norman H. Tregenza

By:	*	Director
Steve M. Hanni

By:	*	Director
Kenneth C. Johnsen

*By:	/s/ GARY N. BENNINGER
Gary N. Benninger Attorney-in-Fact

EXHIBITS

Exhibit Number	Description of Exhibits
4.1	Form of Stock Certificate (incorporated by reference to Exhibit 4.01 to our registration statement on Form 8-A12G (File No. 000-50053)).
5.1†	Opinion of Sichenzia Ross Friedman Ference LLP.
23.1*	Consent of HJ & Associates, LLC, Independent Registered Public Accounting Firm.
23.2†	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1 above).
24.1†	Powers of Attorney (included on the signature page).

†	Filed previously.
*	Filed herewith.